Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-11669, 333-42403, 333-130077 and 333-164687) and on Form S-3 (Registration Number 333-181056), of our reports dated March 6, 2015, on our audits of the financial statements and financial statement schedule of CPI Aerostructures, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, and the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. as of December 31, 2014 included in the 2014 Annual Report on Form 10-K of CPI Aerostructures, Inc.

/s/CohnReznick LLP
Jericho, New York
March 6, 2015